SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE

                         SECURITIES EXCHANGE ACT OF 1934

Date Of Report (Date Of Earliest Event Reported): June 27, 2003

                         ONE PRICE CLOTHING STORES, INC.
             (Exact name of Registrant as specified in its charter)

Delaware                              0-15385                    57-0779028
--------                              -------                    ----------
(State or other                  (Commission File No.)         (IRS Employer
jurisdiction of incorporation                                Identification No.)
or organization)

                             Hwy. 290 Commerce Park
                              1875 East Main Street
                          Duncan, South Carolina 29334
          (Address of principal executive offices, including zip code)
                                 (864) 433-8888
              (Registrant's telephone number, including area code)


                                     None.
                       (Former name or Former Address if
                           Changed Since Last Report)













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Item 1.   Changes in Control of Registrant.

                  (a) On June 27, 2003, One Price Clothing Stores, Inc. (the "Company") announced that it had closed the previously announced equity investment by Sun One Price, LLC ("Sun One Price"), an affiliate of Sun Capital Partners, Inc., a Boca Raton-based private investment firm, and certain co-investors.

         In the transaction, Sun One Price and three co-investors paid a total purchase price of $7.0 million for 5,119,101 shares of the Company's common stock and 100 shares of the Company's Series A Preferred Stock that will be convertible into an aggregate of 11,964,500 shares of the Company's common stock at such time as the number of shares of the Company's common stock authorized for issuance is increased to allow such conversion. The shares that were issued pursuant to this investment were authorized but unissued shares of the Company. The Company was not advised as to the source of the funds used to pay the purchase price for such shares. As a result of the investment, Sun One Price and its co-investors now own approximately 85% of the Company's voting securities, assuming the conversion of the Company's Series A Preferred Stock to common stock.

         In connection with the investment, the Company named four new directors to fill two existing vacancies and two vacancies created by the resignations of Laurie M. Shahon and Renee M. Love. The new directors are Marc J. Leder and Rodger R. Krouse, both co-founders and Managing Directors of Sun Capital Partners, Inc., Clarence E. Terry, a Managing Director of Sun Capital Partners, Inc., and Lynn Skillen, a Vice President of Sun Capital Partners, Inc.

         The Company has also increased its existing credit facility with Congress Financial Corporation (Southern) from $44.65 million to $54.65 million pursuant to an amendment dated June 27, 2003 (the "Congress Amendment").

         In order to satisfy a certain condition to the closing of the equity investment and the Congress Amendment, the Company obtained certain concessions from its vendors with respect to the Company's accounts payable. The Company obtained these concessions pursuant to certain agreements with such vendors and warrants issued to such vendors in consideration of such concessions. A form of the vendor warrant is filed herewith as Exhibit 10.7.

         In connection with the closing of the equity investment, the Company entered into a new Employment Agreement with its Chief Executive Officer, Leonard M. Snyder, which Employment Agreement is filed herewith as Exhibit 10.8.

         The Company issued a press release announcing the closing of the equity investment. The press release is filed herewith as Exhibit 99.1.

         (b) Except as described above, there are no arrangements known to the Company, the operation of which may at a subsequent date result in a change in control of the Company.

About Sun Capital Partners, Inc.

         Sun Capital Partners, Inc. is a leading private investment firm focused on leveraged buy-outs of market-leading companies that can benefit from its in-house operating professionals and experience. Sun Capital has more than $700 million under management and is making new investments through Sun Capital Partners III, LP and Sun Capital Partners III QP, LP, together a $500 million fund raised in January 2003. Participating in Sun Capital's fund are leading fund-of-fund investors, university endowments, pension funds, financial institutions and high net worth individuals, families and trusts. Sun Capital has invested in approximately 50 companies during the past several years with combined revenues in excess of $7 billion.

About One Price Clothing Stores, Inc.

         The Company operates a national chain of retail specialty stores offering first quality, in-season apparel and accessories for women and children at exceptional values every day. The Company currently operates 568 stores in 30 states, the District of Columbia, Puerto Rico and the U.S. Virgin Islands under the One Price & More!, BestPrice! Fashions and BestPrice! Kids brands.

Item 5.  Other Events

         As of the opening of business on June 25, 2003, after being advised by Nasdaq that the Company no longer qualified for listing on the Nasdaq SmallCap Market, the Company voluntarily delisted its common stock from the Nasdaq SmallCap Market. An application has been filed with NASD Regulation, Inc. to quote the Company's common stock on the Over-the-Counter Bulletin Board.

Item 7.  Financial Statements, Pro Forma Financial Information And Exhibits.

(c)    Exhibits

         3.1 Certificate of Designation, Number, Powers, Preferences and Relative, Participating, Optional and Other Special Rights and the Qualifications, Limitations, Restrictions, and Other Distinguishing Characteristics of Series A Preferred Stock and Series B Preferred Stock of One Price Clothing Stores, Inc.
         3.2      Amended and Restated Bylaws of the Company.
         10.1 Letter Amendment to Stock Purchase Agreement dated June 20, 2003, by and between the Company and Sun One Price, LLC.
         10.2 Amendment Number Sixteen to the Continuing Commercial Credit Agreement dated June 27, 2003, by and among Congress Financial Corporation (Southern) as Lender and the Company and One Price Clothing of Puerto Rico, Inc. as Borrowers.
         10.3 Form of Stock Purchase Warrant to be issued to each of Sun One Price, LLC, Randolph Street Partners V, H.I.G. Sun Partners, Inc. and Glenn B. Oken.
         10.4 Stockholders' Agreement dated June 27, 2003, by and among the Company, Sun One Price, LLC, Randolph Street Partners V, H.I.G. Sun Partners, Inc. and Glenn B. Oken.
         10.5 Registration Rights Agreement dated June 27, 2003, by and among the Company, Sun One Price, LLC, Randolph Street Partners V, H.I.G. Sun Partners, Inc. and Glenn B. Oken.
         10.6 Management Services Agreement dated June 27, 2003, by and between the Company and Sun Capital Partners Management III, LLC.
         10.7 Form of Vendor Warrant to be issued by the Company to certain of its vendors.
         10.8 Employment Agreement dated June 27, 2003, by and between the Company and Leonard M. Snyder.
         99.1     Press Release issued on June 27, 2003.


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                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                           ONE PRICE CLOTHING STORES, INC.



Date:  June 30, 2003       /s/Leonard M. Snyder
                           -----------------------------------------------------
                           Leonard M. Snyder, Chief Executive Officer